(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voya Series Fund, Inc.

We consent to the use of our report dated May 23, 2014, incorporated herein by reference for Voya Money Market Fund (formerly, ING Money Market Fund), a series of Voya Series Fund, Inc. (formerly, ING Series Fund, Inc.), and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts
July 29, 2014